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Exhibit 21

Subsidiaries of Central Pacific Financial Corp.

Central Pacific Bank (Hawaii)
CPB Real Estate, Inc. (Hawaii)
Central Business Club of Honolulu (Hawaii)
CPB Capital Trust I (Hawaii)
CPB Capital Trust II (Delaware)
CPB Statutory Trust III (Connecticut)

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  Exhibit 21